AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2001
                                                 REGISTRATION NO. 333-

------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         --------------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------

                            SCREAMINGMEDIA INC.
           (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                           13-4042678
       (State of Incorporation)        (I.R.S. Employer Identification No.)

                         --------------------------

                      601 WEST 26TH STREET, 13TH FLOOR
                          NEW YORK, NEW YORK 10001
                              (212) 691 - 7900
            (Address of Principal Executive Offices) (Zip Code)
                         --------------------------

                           1999 STOCK OPTION PLAN
                         2000 EQUITY INCENTIVE PLAN
                        EMPLOYEE STOCK PURCHASE PLAN

                         (Full Titles of the Plans)
                         --------------------------

                               KEVIN C. CLARK
                          CHIEF EXECUTIVE OFFICER
                            SCREAMINGMEDIA INC.
                      601 WEST 26TH STREET 13TH FLOOR
                          NEW YORK, NEW YORK 10001
                               (212) 691-7900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
                         -------------------------

                              WITH COPIES TO:

                         DAVID J. GOLDSCHMIDT, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              FOUR TIME SQUARE
                          NEW YORK, NEW YORK 10036
                               (212) 735-3000

                        ---------------------------


                                CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
    TITLE OF SECURITIES                 AMOUNT TO BE         OFFERING PRICE        AGGREGATE OFFERING     REGISTRATION
     TO BE REGISTERED                    REGISTERED             PER SHARE                PRICE                 FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
share:  Shares subject to outstanding     6,097,720              $3.63               $22,134,723         $5,533.68 (1)
options under the 1999 Stock Option
Plan and the 2000 Equity Incentive
Plan*

------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
share:  Shares available for future
grants under the 1999 Stock Option        4,235,057              $3.75               $15,881,463         $3,970.37 (2)
Plan, the 2000 Equity Incentive Plan
and the Employee Stock Purchase
Plan ("ESPP"), (collectively, the
"Plans")*

-------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
share: Shares issued under the              416,733              $3.75                $1,562,749           $390.69(2)
Plans*

-------------------------------------------------------------------------------------------------------------------------
Total                                    10,749,510               N/A                $39,578,935         $9,894.74
=========================================================================================================================

* The common stock, par value $0.01 per share includes the associated rights to purchase series A junior participating preferred stock. The rights to purchase the series A junior participating preferred stock are attached to and trade with the shares of the common stock. Value attributed to such rights, if any, is reflected in the market price of the common stock.

(1) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). Such computation is based on the weighted average exercise price of $3.63 per share covering 6,097,720 outstanding options.

(2) The estimated exercise price of $3.75 per share was computed in accordance with Rule 457(c) under the Securities Act by averaging the high and low sales prices of ScreamingMedia Inc. common stock as reported by the Nasdaq National Market on January 23, 2001.


                              EXPLANATORY NOTE

        ScreamingMedia Inc. ("ScreamingMedia" or the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities
Act"), to register shares of its common stock, par value $0.01 per share
(the "Common Stock"), issuable pursuant to the 1999 Stock Option Plan, the 2000 Equity Incentive Plan and the Employee Stock Purchase Plan (the "Plans").

        This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 4,060,786 shares that constitute "control securities" and/or "restricted securities" which have been issued prior to or issuable after the filing of this registration statement.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The Company will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Company does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.


                             REOFFER PROSPECTUS

                      4,060,786 SHARES OF COMMON STOCK
                           OF SCREAMINGMEDIA INC.

        The shares of common stock, par value $0.01 per share of ScreamingMedia Inc. (the "Common Stock") offered hereby will be sold from time to time by certain stockholders of ScreamingMedia Inc. ("ScreamingMedia" or the "Company") described under the caption "Selling Stockholders" in this prospectus. The Selling Stockholders are current or former employees, officers and directors of our Company or independent contractors who acquired the shares of Common Stock as compensation for services performed for the Company (the "Selling Stockholders").

        The sales may occur in transactions in the over-the-counter market (quoted on the Nasdaq National Market) at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

        The shares of Common Stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        Our Common Stock is traded on the Nasdaq National Market under the symbol "SCRM." On January 26, 2001, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $3.88 per share.

                             -----------------

        Investing in the Common Stock involves a high degree risk. For more information, please see "Risk Factors" beginning on page 6.

                             -----------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

                              January 29, 2001
                             -----------------



                             TABLE OF CONTENTS

                                                                       PAGE

AVAILABLE INFORMATION....................................................3
INCORPORATED DOCUMENTS...................................................4
THE COMPANY..............................................................5
RISK FACTORS.............................................................6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................15
USE OF PROCEEDS.........................................................15
SELLING STOCKHOLDERS....................................................16
PLAN OF DISTRIBUTION....................................................17
LEGAL MATTERS...........................................................18
EXPERTS ................................................................18



                           AVAILABLE INFORMATION

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

        Investing in the Common Stock involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 6.

        A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by the Company without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, ScreamingMedia Inc., 601 West 26th Street, 13th Floor, New York, New York 10001. Our telephone number at that location is (212) 691-7900.

        You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. The Company has not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.


                           INCORPORATED DOCUMENTS

        The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

        The Company's (i) prospectus dated August 2, 2000 and filed on August 3, 2000 pursuant to Rule 424(b) of the Securities Act, (ii) the Company's registration statement on Form 8-A filed with the Commission on April 12, 2000 under Section 12 of the Exchange Act and (iii) the Company's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2000 are incorporated herein by reference. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                THE COMPANY

        We have developed proprietary technologies that enable Web sites, intranets, extranets and wireless networks to cost-effectively meet the growing need to provide targeted, high-quality content to their users. We aggregate digital content from a wide range of content providers and filter, deliver and efficiently integrate this content into our customers' platforms almost instantaneously. Our technologies enable us to deliver content to customers who use any of the major Web site server and database technologies, including those used to support wireless access devices. Our technology platform can presently deliver text, photographs, audio and video and is designed to enable us to add new forms of content such as flash animation and pdf documents. Participation in our rapidly growing network of content providers and customers offers Web sites access to timely and relevant content and offers our content providers an efficient means of syndicating their content to third parties.

        Our technology consists of two principal elements of software, the Content Engine(R) and SiteWare(TM). Content from a range of sources is delivered in a variety of formats to our servers where the Content Engine(R) processes and filters it, then sends to our customers any items that match their requirements. SiteWare(TM), which resides on our customers' servers, receives the content over the Internet and integrates it seamlessly into the customer's Web site. SiteWare(TM) easily integrates into existing business systems including proprietary and third-party applications. SiteWare(TM) is also available in many languages including Spanish and Portuguese.

        We enter into contracts with our customers, typically for an initial period of one year, that provide for an upfront set-up fee and recurring monthly services fee for the delivery of content. Customers include General Electric, Hewlett-Packard, First Union, IBM, Sun Microsystems, InteliHealth, MSN Money Central and Omnisky. Our content providers range from traditional news services to new media sources and include AP Online, Bloomberg, Deutsche Press-Agentur, EFE, Knight-Ridder Tribune, Knoxville New-Sentinel, The New York Times Syndicate, Red Herring.com and RollingStone.com.

        On August 2, 2000 we completed an initial public offering of 5,481,700 shares of Common Stock for which we received net proceeds of approximately $58.0 million.

        Our principal executive offices are located at 601 West 26th Street, 13th Floor, New York, New York 10001, and our telephone number is
(212) 691-7900. The address of our Web site is www.screamingmedia.com. The information on our Web site is not part of this prospectus.


                                RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of Common Stock.


RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.

        It is difficult to value our business and evaluate our prospects because of our limited operating history. We began our current line of business at the end of 1997 and began focusing exclusively on this business in the latter part of 1998. Accordingly, we have limited financial and operating data that is relevant to our current business. Our business model is unproven, which creates a risk that our performance will not meet the expectations of investors and that the value of our common stock will decline.

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.

        We expect to incur operating losses and experience negative cash flow for the foreseeable future. We have incurred significant losses since we began our current line of business in 1997. As of September 30, 2000, we had an accumulated deficit of $95.3 million. We incurred net losses of $13.2 million and $31.0 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, not including preferred stock dividends relating to the sale and conversion of preferred stock. We anticipate our losses will also increase significantly from current levels as we incur additional costs and expenses related to:

        o      sales and marketing activities;

        o      employing additional personnel;

        o      funding our international operations;

        o      software and product development;

        o      establishing strategic relationships; and

        o      increasing the number of content providers.

        We cannot predict when we will operate profitably, if ever. Our ability to achieve profitability will depend on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. We cannot be certain that if we were to achieve profitability, we would be able to sustain or increase profitability.

OUR QUARTERLY FINANCIAL RESULTS MAY BE VOLATILE AND COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

        Our revenues and operating results may vary significantly from quarter to quarter. Because of these fluctuations, our results in any quarter may not be indicative of future performance and it may be difficult for investors to properly evaluate our results. It is possible that in some future periods our revenues or earnings may fall below the expectations of investors and result in the market price of our common stock declining. The factors that may cause our financial results to vary from quarter to quarter include:

        o      the demand for our services;

        o the value, timing and renewal of contracts with customers and content providers;

        o the amount and timing of operating costs and capital expenditures; and

        o      the performance of our technology.

        These factors, which are largely beyond our control, together with our limited operating history and unproven business model, make it difficult to forecast our future revenues or results of operations accurately. We also have limited meaningful historical financial data upon which to base planned operating expenses. A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly. Our operating expense levels reflect, in part, our expectations of future revenues. If actual revenues on a quarterly basis are below management's expectations, or if our expenses precede increased revenues, both gross margins and results of operations would be materially adversely affected.

LOSING MAJOR CONTENT PROVIDERS MAY LEAVE US WITH INSUFFICIENT BREADTH OF CONTENT TO RETAIN AND ATTRACT CUSTOMERS.

        We do not generate original content and are therefore highly dependent upon third-party content providers. If we were to lose one of our major content providers and were not able to obtain similar content from another source, our services would be less attractive to customers. In addition, we cannot be certain that we will be able to license content from our current or new providers on favorable terms in the future, if at all. If we are unable to add content providers to our network, we may not be able to attract new customers in sufficient numbers to expand our business.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

        We have grown quickly in the last year and we anticipate continuing to expand. Any failure to manage our growth effectively will result in our operations being less than optimally efficient, which will adversely affect our operating and financial results.

        Our number of full-time employees increased from eight on December 31, 1998 to 279 on September 30, 2000. We expect to continue to add employees, although the exact figure will depend on a number of factors including our domestic and international growth and our ability to increase the productivity of our employees. This growth may place strains on our resources, management and operating systems. To effectively manage our growth, we must, among other things:

        o accurately estimate the number of employees we will require and the areas in which they will be required;

        o upgrade and expand our office infrastructure so that it is appropriate for our level of activity;

        o      manage expansion into additional geographic areas; and

        o      improve and refine our operating and financial systems.

        We expect to devote considerable resources and management time to improving our operating and financial systems to manage our growth.

OUR MANAGEMENT TEAM HAS LIMITED EXPERIENCE WORKING TOGETHER AND IF THEY FAIL TO FUNCTION EFFECTIVELY AS A UNIT, OUR OPERATING PERFORMANCE MAY BE ADVERSELY EFFECTED.

        Our chief executive officer has only been employed by us since November 1999 and our chief financial officer joined us in March 2000. Our chief operating officer joined us in February 2000 as president, international and assumed the role of chief operating officer in June 2000. Additionally, several of our other senior managers joined us in the last nine months. Therefore, there has been little opportunity to evaluate the effectiveness of our senior management team as a unit. The failure of our senior management to function effectively as a team may have an adverse effect on our ability to maintain a cohesive culture and compete effectively.

IF WE ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PROFESSIONAL STAFF, OUR GROWTH WILL BE LIMITED.

        Our ability to grow, increase our market share and develop our products depends in large part on our ability to hire, retain and manage highly skilled employees, including technical, sales, marketing and business development personnel. Companies in our industry and similar industries compete intensely to hire and retain qualified personnel, and we cannot assure you that we will be able to attract the employees we need, or that we will be able to retain the services of those we have hired. We cannot assure you that we will be able to prevent the unauthorized use or disclosure of our proprietary knowledge, practices and procedures if our employees leave us.

IF WE LOSE ANY OF OUR SENIOR MANAGERS OR OTHER KEY PERSONNEL, OUR BUSINESS MAY BE OPERATED LESS EFFECTIVELY.

        We depend on the continued services and performance of our senior management and other key personnel including technical and sales personnel. If we lose the services of our senior managers or any of our other executive officers or key employees, we may not be able to operate our business as effectively as we anticipate, and our operating results may suffer.

IF WE DO NOT CONTINUE TO DEVELOP OUR TECHNOLOGY, OUR SERVICES MAY QUICKLY BECOME OBSOLETE.

        The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands and frequent new product introductions and enhancements. To be successful, we will have to continually improve the performance, features and reliability of our products and services. We cannot assure you that our technological development will advance at the pace necessary to sustain our growth. Additionally, new Internet or telecommunications technologies may require us to alter our technology and products to avoid them becoming obsolete. Improving our current products and developing and introducing new products will require significant research and development.

OUR LIMITED EXPERIENCE SELLING AND MARKETING OUR SERVICES MAY IMPEDE EXPANSION OF OUR BUSINESS.

        We have had relatively little experience marketing our services and may not be able to successfully implement our sales and marketing initiatives. Marketing our services in order to expand our customer base is crucial to the success of our business. The majority of our sales people were hired since the beginning of 1999. We may be unable to hire, retain, integrate and motivate sales and marketing personnel. New sales and marketing personnel may also require a substantial period of time to become effective. Unsuccessful sales or marketing efforts or a material lengthening of our sales cycle could have material adverse effects on our revenues.

IF EQUIPMENT FAILURES INTERRUPT THE DISTRIBUTION OF CONTENT TO OUR CUSTOMERS, WE MAY LOSE CUSTOMERS AND OUR REPUTATION MAY BE ADVERSELY AFFECTED.

        Our services will only be attractive to current and prospective customers if we are able to process and distribute content quickly and reliably. Any failure of the computer equipment we use or the third-party telecommunications networks on which we rely for distribution could interrupt or delay our service. This could lead to customers cancelling contracts and could damage our reputation, which could limit our ability to attract additional customers and lead to a drop in the value of our common stock.

        Substantially all of our own computer and communications hardware is located in our headquarters and on the premises of our server hosting providers located in New York City. We also depend on the Internet to distribute our content. All of these systems are vulnerable to damage or interruption from fire, flood, power loss, earthquake, malicious damage, including hacking and computer viruses, telecommunications failure and similar events.

WE MAY BE UNABLE TO EXPAND OUR COMPUTER SYSTEMS QUICKLY ENOUGH TO SUPPORT DEMAND FOR OUR SERVICES.

        Our future success will depend in part on our ability to expand our computer systems rapidly in order to accommodate significant increases in content processing volume. We may be unable to expand the capacity of our existing systems or develop new systems to enable us to process a larger amount of content, or to provide our services to a larger number of customers. If we are unable to expand our systems, we may suffer service interruptions that could make our services less attractive to customers.

        Most of our software systems are internally developed, and we rely on our employees and third-party contractors to develop and maintain these systems. If any of our software developers or these contractors become unavailable to us, we may experience difficulty in improving and maintaining our systems. Although we are continually enhancing and expanding our infrastructure, we have experienced periodic systems interruptions, which we believe may continue to occur. Failure to maintain high-capacity data transmission would adversely affect our reputation and business.

WE FACE INTENSE COMPETITION THAT COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY.

        We face significant competition in the market for digital content. We may experience greater competition in the future as we address a wider range of market segments, additional entrants join the market and existing competitors offer new or upgraded products. Barriers to new entrants are relatively low. If we fail to compete successfully, we could lose market share, or be forced to lower our prices or spend more on marketing, which would reduce our margins.

        We compete with companies that are focused on aggregating third-party content and distributing it to online customers. We also compete with traditional wire services that have adapted their own content for use by Web sites. We also compete with a wide range of providers of different types of content that can be used on Web sites, such as directories, maps, photographs, stock tickers and video clips. We do not believe that any of these competitors is currently dominant.

        Some of our competitors offer products with different pricing models, delivery systems and types of content, and these differences could prove attractive to potential customers. In the future, these competitors or others might offer products with the features we currently provide, or other features desired by potential customers.

        Many of our current and potential competitors have longer operating histories, larger customer or user bases, and significantly greater financial, marketing and other resources than we do. These competitors can devote substantially more resources than we can to business development and may adopt aggressive pricing policies. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could adversely affect our business.

IF THE CONTENT WE DISTRIBUTE IS UNLAWFUL OR CAUSES INJURY, WE MAY HAVE TO PAY FINES OR DAMAGES.

        The publication or dissemination of content that we have distributed may give rise to liability for defamation, negligence, breach of copyright, patent, trade secret or trademark infringement or other claims or charges based on the nature of the content. As a distributor of this content, we may be directly or indirectly liable to claims or charges of this nature.

        In addition, we could be exposed to liability arising from the activities of our customers or their users with respect to the unauthorized duplication of, or insertion of inappropriate material into, the content we supply. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us.

IF WE DISTRIBUTE CONTENT TO UNAUTHORIZED RECIPIENTS, WE MAY HAVE TO PAY DAMAGES TO OUR CONTENT PROVIDERS.

        Our proprietary software technologies enable us to deliver content we receive from participating content providers only to customers who have been authorized to access that content. We might inadvertently distribute content to a customer who is not authorized to receive it, which could subject us to a claim for damages from the information provider or harm our reputation in the marketplace.

IF WE ARE UNABLE TO MAINTAIN OUR REPUTATION AND EXPAND OUR NAME
RECOGNITION, WE MAY HAVE DIFFICULTY ATTRACTING NEW BUSINESS AND RETAINING CURRENT CUSTOMERS AND EMPLOYEES, AND OUR BUSINESS MAY SUFFER.

        We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining customers and employees. We also believe that the importance of reputation and name recognition is increasing and will continue to increase due to the growing number of providers of Internet services. If our reputation is damaged or if potential customers are not familiar with us or the services we provide, we may be unable to attract new, or retain existing, customers and employees. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective services. If customers do not perceive our services to be effective or of high quality, our brand name and reputation will suffer.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED AND EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE INADEQUATE, TIME-CONSUMING AND EXPENSIVE.

        We regard our trademarks, service marks, copyrights, trade secrets and similar intellectual property as critical to our success. The unauthorized reproduction or other misappropriation of our trademarks or other intellectual property could diminish the value of our proprietary rights or reputation. If this were to occur, our business could be materially and adversely affected.

        We rely upon a combination of trademark and copyright law, patent law, trade secret protection and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights. We have received and have filed a number of trademarks and service marks, and have filed several patent applications with the United States Patent and Trademark Office. However, registrations and patents may only be granted in selected cases, and there can be no assurance that we will be able to secure these or additional registrations or patents. Furthermore, policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND RESULT IN EXPENSE TO DEFEND OR SETTLE CLAIMS.

        Third parties may bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. These claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or limit our ability to distribute content or prevent us from utilizing important technologies, ideas or formats.

WE COULD FACE ADDITIONAL RISKS AND CHALLENGES AS WE EXPAND INTERNATIONALLY AND MAY FACE UNEXPECTED COSTS IN DEVELOPING INTERNATIONAL REVENUES.

        We have recently begun to invest financial and managerial resources to expand our operations in international markets. We recently opened offices in London, Paris and Miami in order to service the European and Latin American markets, respectively. If our revenues from international operations, and particularly from our operations in Europe and Latin America, do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. We have only limited experience in international operations, and we may not be able to capitalize on our investment in these markets.

POTENTIAL ACQUISITIONS AND STRATEGIC INVESTMENTS MAY RESULT IN INCREASED EXPENSES, DIFFICULTIES IN INTEGRATING TARGET COMPANIES AND DIVERSION OF MANAGEMENT'S ATTENTION.

        Although we are not currently in discussions with any party, we anticipate undertaking one or more acquisitions or strategic investments in the near future to expand our range of technology and products and to gain access to new markets. Growth through acquisitions entails many risks, including the following:

        o our management's attention may be diverted during the acquisition and integration process;

        o we may face costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture;

        o the adverse impact on earnings of amortizing the acquired company's intangible assets may be significant, particularly in light of the high valuations of many Internet and other information technology services companies;

        o we may issue new equity securities to pay for acquisitions, which would dilute the holdings of existing stockholders;

        o the timing of the acquisition or our failure to meet operating expectations for acquired businesses may impact adversely on our financial condition; and

        o we may be adversely affected by expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment and warranty and product liability-related problems.

        If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

RISKS OF DOING BUSINESS OVER THE INTERNET

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR COMMERCE, WE WILL NOT SUCCEED.

        Because most of our present and anticipated customers are operators of commercial Web sites, demand for our services will depend in large part on continued growth in use of the Internet. There are critical issues concerning the commercial use of the Internet that remain unresolved. If the Internet develops more slowly than we expect as a commercial or business medium, demand for our services will be lower than we expect.

LEGAL UNCERTAINTIES AND GOVERNMENT REGULATION OF THE INTERNET COULD INHIBIT GROWTH OF THE INTERNET AND E-COMMERCE.

        Many legal questions relating to the Internet remain unclear and these areas of uncertainty may be resolved in ways that damage our business. It may take years to determine whether and how existing laws governing matters such as intellectual property, privacy, libel and taxation apply to the Internet. In addition, new laws and regulations that apply directly to Internet communications, commerce and advertising are becoming more prevalent. For example, the U.S. Congress has recently passed Internet-related legislation concerning copyrights, taxation, and the online privacy of children. As the use of the Internet and the prevalence of e-commerce grow, there may be calls for further regulation, such as more stringent consumer protection laws. Finally, our distribution arrangements and customer contracts could subject us to the laws of foreign jurisdictions in unpredictable ways.

        These possibilities could affect us adversely in a number of ways. New regulation could make the Internet less attractive to users, resulting in slower growth in its use and acceptance than we expect. Complying with new regulations could result in additional cost to us, which could reduce our margins, or it could leave us at risk of potentially costly legal action. We may be affected indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet, including the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Regulators continue to evaluate the best telecommunications policy regarding the transmission of Internet traffic.

RISKS RELATED TO OUR SECURITIES

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT STOCKHOLDERS.

        The stock market in general and in particular the market for Internet-related stocks has recently experienced extreme price fluctuations. At times, Internet-related stocks have traded at prices and multiples that are substantially above the historical levels of the stock market in general. Since estimates of the value of Internet-related companies have little historical basis and often vary widely, fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may also fluctuate as a result of factors that are beyond our control or unrelated to our operating results. We expect our stock price to fluctuate as a result of factors such as:

        o variations in our actual or anticipated quarterly operating results or those of our competitors;

        o announcements by us or our competitors of technological innovations;

        o introduction of new products or services by us or our competitors;

        o      conditions or trends in the Internet industry;

        o changes in the market valuations of other Internet companies;

        o announcements by us or our competitors of significant acquisitions; and

        o      our entry into strategic partnerships or joint ventures.

AN AGGREGATE OF APPROXIMATELY 23.6 MILLION SHARES WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET ON JANUARY 30, 2001, AND FUTURE SALES OF THIS STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

        Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. An aggregate of 37,974,270 shares of common stock was outstanding at November 8, 2000. Of these, the 5,481,700 shares sold in our initial public offering are freely tradable without restriction.

        In connection with our initial public offering, we and our officers, directors and substantially all of our existing stockholders and warrant holders agreed not to sell or transfer any shares of our common stock for 180 days after completion of the offering without the underwriters' consent. This period will expire on January 30, 2001. After that period, 23,607,218 shares of common stock will become available for sale by their holders pursuant to an exemption from the registration requirements of the Securities Act. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS.

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

WE ARE EFFECTIVELY CONTROLLED BY OUR EXECUTIVE OFFICERS AND DIRECTORS AND THE INTERESTS OF THESE STOCKHOLDERS COULD CONFLICT WITH YOUR INTERESTS.

        Our executive officers and directors, in the aggregate, beneficially own approximately 50.3% of our outstanding common stock on a fully-diluted basis. As a result, these stockholders, if acting together, would be able to exert considerable influence on any matters requiring approval by our stockholders, including the election of directors, amendments to our charter and by-laws and the approval of mergers or other business combination transactions. The ownership position of these stockholders could delay, deter or prevent a change in control of ScreamingMedia and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, WHICH COULD DEPRESS OUR STOCK PRICE.

        Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring, or preventing a change in control of ScreamingMedia that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

        o a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

        o      prohibition of stockholder action by written consent; and

        o advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

        In addition, we have entered into a stockholder rights agreement that makes it more difficult for a third party to acquire us without the support of our board of directors and principal stockholders.


             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


        This prospectus contains forward-looking statements that address, among other things:

        o      development of services;

        o      expansion strategy;

        o      use of proceeds;

        o      projected capital expenditures;

        o      liquidity;

        o      development and expansion of marketing relationships;

        o      market acceptance of Internet commerce; and

        o technological advancement and ability to develop "brand" awareness.

        These statements may be found in the sections of this prospectus entitled "Risk Factors" and "The Company" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

        We urge you to consider that statements which use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.


                              USE OF PROCEEDS

        ScreamingMedia will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."


                            SELLING STOCKHOLDERS

        The 4,060,786 shares of Common Stock of ScreamingMedia to which this prospectus relates are being registered for reoffers and resales by our present and former employees, officers and directors and independent contractors named below, who acquired the shares of Common Stock pursuant to our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act. The Selling Stockholders may resell all, a portion or none of such shares of Common Stock from time to time.

        The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.


                                                                                       Number of
                                                                                     Shares to Be
                                                                                     Beneficially
                                                   Number of        Number of        Owned if All
                                                    Shares         Shares That      Shares Offered
  Name of Selling                                Beneficially    May Be Offered       Hereby Are
    Stockholder                 Title              Owned(1)         Hereby(2)            Sold
    -----------                 -----              -----            ------               ----

Brian Cavanaugh      Independent Contractor             178,971        18,740           160,231

Joseph F. Choti      Chief Information                  271,841       269,841             2,000
                     Officer

Kevin C. Clark       Chief Executive Officer          1,828,320     1,452,380           375,940

Marianne             Executive Vice                     829,865       829,365               500
Howatson             President, Global
                     Content Management
                     and Development

William P. Kelly     General Counsel,                   725,976        48,571           677,405
                     Secretary and Director

Estate of Wm.        Former Director                    299,666        58,237           241,429
Brian Little

Sean P. Morgan       Former Employee                    558,929        19,841           539,088

David M. Obstler     Chief Financial Officer            450,238       445,238             5,000

Robert B. Peck       Controller                          21,793        20,293             1,500

Gregoire Sentilhes   Former Employee                    269,841       107,936           161,905

Steven Spencer       Chief Technology                   148,418       148,418              -
                     Officer

David P. Tamburri    Senior Vice President of           235,816       235,816              -
                     Product Management
                     and Business
                     Development

J. Terrence Waters   Chief Operating Officer            407,110       406,110             1,000

(1) As of January 29, 2001, the number of shares owned by listed individuals includes restricted stock and options to purchase shares of Common Stock under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this prospectus as well as shares of Common Stock beneficially owned by the Selling Stockholders. As of January 26, 2001, there were
        38,043,635 shares of Common Stock outstanding.

 (2) Includes Common Stock issued under the ESPP and options to purchase shares of our Common Stock issued to the Selling Stockholders under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this Prospectus. For non-affiliates, options to purchase shares of our Common Stock issued under our employee benefit plans are excluded.



                            PLAN OF DISTRIBUTION

        Each Selling Stockholder may sell his or her shares of Common Stock for value from time to time under this prospectus in one or more transactions on Nasdaq, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

        Each Selling Stockholder and any broker-dealer that participates in the distribution of the shares of Common Stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. We will pay all other expenses in connection with this offering and will not receive any proceeds from sales of any shares of Common Stock by the Selling Stockholders.

        In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

        In addition to any shares of Common Stock sold hereunder, the Selling Stockholders may sell shares of Common Stock in compliance with all of the requirements of Rule 144. Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the Selling Stockholders will sell all or any portion of the shares of Common Stock offered hereby.

        ScreamingMedia will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the Selling Stockholders.

        ScreamingMedia has notified the Selling Stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.


                               LEGAL MATTERS

        The validity of the shares of Common Stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for ScreamingMedia by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

        The financial statements of the Company as of December 31, 1998 and 1999 and for the years ended December 31, 1998 and 1999, incorporated in this prospectus by reference from the Company's Registration Statement No. 333-30548 which are on Form S-1, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, ScreamingMedia Inc., a Delaware corporation, pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

        (1) The registrant's final prospectus filed with the Commission under Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Commission on August 3, 2000;

        (2) The registrant's statement on Form 8-A filed with the Commission on April 12, 2000 under Section 12 of the Exchange Act; and

        (3) The registrant's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2000.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the registrant or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or
(b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

        o for any breach of the director's duty of loyalty to the registrant or its stockholders;

        o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        o under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

        o for any transaction from which the director derived an improper personal benefit.

        These provisions are permitted under Delaware law.

        Our Amended and Restated Bylaws provide that:

        o we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

        o we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

        o we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

        The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of the registrant pursuant to employee benefit plans maintained by the registrant in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereto and/or Rule 701 thereunder.

ITEM 8. EXHIBITS.


Exhibit No.     Description of Exhibit
-----------     ----------------------

4.1 Form of certificate representing shares of Common Stock (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-30548)).

5.1             Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.+

10.1            Amended and Restated 1999 Stock Option Plan of
                ScreamingMedia Inc.+

10.2            2000 Equity Incentive Plan of ScreamingMedia Inc.
                (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-30548)).

10.3            Employee Stock Purchase Plan of ScreamingMedia Inc.
                (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-30548)).

23.1            Consent of Deloitte & Touche LLP.+

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

24.1            Power of Attorney (included on the signature page hereto).+

+  Filed herewith


ITEM 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        o To include any prospectus required by Section 10(a)(3) of the Securities Act;

        o To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set froth in the "Calculation of Registration Fee" table in the effective registration statement; and

        o To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        o That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        o To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        o That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        o Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 29 day of January, 2001.

                                         ScreamingMedia Inc.


                                         By:  /s/ Kevin C. Clark
                                              ---------------------------
                                              Kevin C. Clark
                                              Chief Executive Officer



                             POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin C. Clark and Francis
M. Sheehan, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 29 day of January, 2001.

   NAME                      TITLE                            DATE


/s/ Jay Chiat
--------------------        Chairman of the Board of         January 29, 2001
Jay Chiat                   Directors


/s/ Kevin C. Clark
------------------          Chief Executive Officer and      January 29, 2001
Kevin C. Clark              Director (Principal Executive
                            Officer)


/s/ Alan S. Ellman
-------------------         President and Director           January 29, 2001
Alan S. Ellman


/s/ David M. Obstler
---------------------       Chief Financial Officer          January 29, 2001
David M. Obstler            (Principal Financial Officer)


/s/ Robert B. Peck
-------------------         Controller                       January 29, 2001
Robert B. Peck


/s/ William P. Kelly
--------------------        General Counsel, Secretary       January 29, 2001
William P. Kelly            and Director


/s/ James D. Robinson III
--------------------------  Director                         January 29, 2001
James D. Robinson III


/s/ Kevin O'Connor
---------------------       Director                         January 29, 2001
Kevin O'Connor


/s/ Michael Jordan
--------------------        Director                         January 29, 2001
Michael Jordan


/s/ Patrick J. McNeela
--------------------        Director                         January 29, 2001
Patrick J. McNeela


/s/ David C. Hodgson
--------------------        Director                         January 29, 2001
David C. Hodgson



                               EXHIBIT INDEX

Exhibit No.      Description of Exhibit
-----------      ----------------------

4.1 Form of certificate representing shares of Common Stock (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-30548)).

5.1              Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.+

10.1             Amended and Restated 1999 Stock Option Plan of
                 ScreamingMedia Inc.+

10.2             2000 Equity Incentive Plan of ScreamingMedia Inc.
                 (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-30548)).

10.3             Employee Stock Purchase Plan of ScreamingMedia Inc.
                 (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-30548)).

23.1             Consent of Deloitte & Touche LLP.+

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

24.1 Power of Attorney (included on the signature page hereto).+

+  Filed herewith.